Exhibit 5.3

To: AGCO International GmbH Victor von Bruns-Strasse 17 CH 8212 Neuhausen am Rheinfall Switzerland	Oliver Widmer Rechtsanwalt, M.Sc. Eingetragen im Anwaltsregister des Kantons Zürich +41 44 217 92 42 oliver.widmer@pestalozzilaw.com

Zurich, 7 March 2024

Swiss Legal Opinion - Registration Statement on Form S-3 with SEC

Dear Sirs,

We are acting as special and independent Swiss counsel to AGCO International GmbH, a Swiss limited liability company (Gesellschaft mit beschränkter Haftung) with registered office in Victor von Bruns-Strasse 17, 8212 Neuhausen am Rheinfall, Switzerland and registered with the Commercial Register of the Canton of Schaffhausen under number CHE-113.744.501 (the "Swiss Company") in connection with a New York law governed base prospectus for the issuance of debt securities and related guarantees.

This opinion is furnished upon instruction by the Swiss Company in connection with the Swiss Company's registration statement of securities on Form S-3 under the United States' Securities Act of 1933, as amended (the "Securities Act")(the "Registration Statement"), to be filed by AGCO Corporation, having their principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, as issuer ("AGCO Corporation"), with the Securities and Exchange Commission (the "SEC"), relating to (i) the offer of senior debt or subordinated debt or senior or subordinated convertible debt securities of AGCO Corporation (the "Debt Securities"), and (ii) the guarantee of the Debt Securities by, inter alia, the Swiss Company (the "Guarantee").

For the purpose of this opinion we have examined and relied upon originals or scanned copies of the (i) Registration Statement; (ii) a certified excerpt from the commercial register of the Canton of Schaffhausen, Switzerland, relating to the Swiss Company dated 4 March 2024; and (iii) a copy of the articles of incorporation of the Swiss Company dated 25 September 2023 and certified on 4 March 2024 (the "Articles of Incorporation").

Swiss Legal Opinion - Registration Statement on Form S-3 with SEC	2/3

For the purpose of this opinion, we have assumed that the Swiss Company is not insolvent or over-indebted and no insolvency or over-indebtedness is existing, when entering into, or performing under, the Guarantee, or is threatened or reasonably expected within the meaning of the applicable laws.

Based on the documents reviewed, the foregoing assumptions and subject to any qualifications stated below, we are of the opinion that:

a)	The Swiss Company is a limited liability company (Gesellschaft mit beschränkter Haftung) duly incorporated and validly existing under the laws of Switzerland; and

b)	If and when the Guarantee is duly authorized in accordance with applicable Swiss laws and the Articles of Incorporation and the Debt Securities are validly issued by AGCO Corporation, the Guarantee will be duly authorized in accordance with the laws of Switzerland.

This opinion is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium, bail-in legislation, sanctions laws or similar laws applicable to debtors and/or affecting creditors' rights generally and to laws or equitable principles of general application (including, but not limited to, the abuse of rights (Rechtsmissbrauch) and the principle of good faith (Grundsatz von Treu und Glauben), and Swiss public policy).

This opinion is based on our understanding of the facts and circumstances as of the date hereof and is limited to Swiss law in effect as of the date of this opinion. We assume no obligation to update or supplement this opinion following the date hereof.

This opinion is provided for the benefit of the Swiss Company in connection with the Registration Statement and is strictly limited to the matters stated herein. It does not extend, and is not to be extended by implication, to any other matter.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of this opinion as an exhibit the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act or the rules and regulations promulgated thereunder.

This opinion is governed by and to be construed in accordance with the laws of Switzerland. The exclusive place of jurisdiction is Zurich, Switzerland, venue being Zurich.

Swiss Legal Opinion - Registration Statement on Form S-3 with SEC	3/3

Yours sincerely,

Pestalozzi Attorneys at Law Ltd

/s/ Franz Schubiger	/s/ Oliver Widmer

Franz Schubiger	Oliver Widmer